Exhibit 99.1

PRESS RELEASE

Carlisle Companies Announces Leadership Appointments
SCOTTSDALE, AZ — November 3, 2025 — Carlisle Companies Incorporated (NYSE:CSL) is pleased to announce that, effective November 3, 2025, Jason Taylor will join the company as President of its Construction Materials business (CCM). As part of this transition, Steve Schwar will assume the role of Vice Chair of CCM to ensure a smooth and effective leadership transition. Both Mr. Taylor and Mr. Schwar will report to Chris Koch, Carlisle’s Chair, President, and Chief Executive Officer.
Mr. Taylor has joined CCM after more than 14 years at Beacon Building Products, now known as QXO, Inc., a leading distributor of roofing and complementary building products. At Beacon, Mr. Taylor held several key leadership roles, including most recently serving as President of the West Division. Mr. Taylor has had a long and productive relationship with Carlisle, is well versed in Carlisle’s business, and brings deep industry knowledge and key relationships with distributors and contractors. He has also demonstrated a strong track record of leading top and bottom-line growth throughout his career. Mr. Taylor holds a Master of Business Administration from Harvard Business School and a Bachelor of Science in Business Administration from the University of California, Berkeley.
Mr. Schwar has served as President of CCM since February 2022 and previously held a number of leadership roles in his over 40 years of experience with Carlisle.
“This appointment marks a significant step in CCM’s leadership succession strategy,” said Mr. Koch. “Jason brings a wealth of industry knowledge, operational expertise, and a strong track record of leadership. We are confident he will help guide CCM into its next phase of growth. We are also incredibly grateful to Steve for his continued leadership and support during this transition.”
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials ("CCM") and Carlisle Weatherproofing Technologies ("CWT") – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System ("COS"), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

CONTACT:	Mehul Patel
Vice President, Investor Relations
(310) 592-9668
mpatel@carlisle.com